First Federal of Northern Michigan Bancorp, Inc. Announces Third Quarter 2011 Results

ALPENA, Mich., Oct. 28, 2011 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net earnings of $235,000, or $0.08 per basic and diluted share, for the quarter ended September 30, 2011 compared to consolidated net earnings of $72,000, or $0.02 per basic and diluted share, for the quarter ended September 30, 2010.

Consolidated net income for the nine months ended September 30, 2011 was $658,000, or $0.23 per basic and diluted share, compared to $593,000, or $0.21 per basic and diluted share for the nine months ended September 30, 2010.

Listed below are a few key points relative to the Company's results for the quarter ended September 30, 2011:

  Modest but continued quarter over quarter improvement in the Company's net interest margin (from 3.93% for the quarter ended September 30, 2010 to 3.98% for the quarter ended September 30, 2011).
  Improvement in year-to-date net interest margin from 3.75% for the nine months ended September 30, 2010 to 4.05% for the same period in 2011.
  Provision for Loan Losses of ($67,000) and ($19,000), for the three and nine months ended September 30, 2011, respectively, as compared to provisions of $353,000 and $959,000 for the three and nine months ended September 30, 2010, respectively.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory capital purposes.
  Strong relative stock performance year-to-date versus Nasdaq Bank Index (+54.27%)

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We are pleased to report another quarter of positive earnings. Six of our last seven quarters have been profitable, which demonstrates that our focused efforts over the last three years have begun to produce sustainable earnings. While we continue to focus on improving our asset quality metrics, we have begun to shift our focus toward loan production and growing our balance sheet to leverage our strong capital position. We believe that commercial loan opportunities may begin to emerge in several of the markets we serve. Demand for credit among our commercial borrowers has been muted during this business cycle. As the Michigan economy improves, we expect to see lending opportunities created from the pent up demand and deferred capital expenditures. In addition, we are taking advantage of our strong reputation as a mortgage lender to capitalize on the declining mortgage interest rate environment and have focused our resources on refinancing loans that are not currently held on our balance sheet. We have seen market share growth in several markets served."

Mahler also commented, "On the asset quality front, we have seen commercial non-performing loans decline to two loans totaling $400,000. We are very pleased with the improvement in this portfolio. Overall, non-performing loans have decreased $3.2 million since the start of the year. Additionally, the Bank accepted purchase agreements near the end of the quarter on the two largest pieces of commercial bank-owned property. Both transactions are expected to close during the fourth quarter. The sales of these properties will further reduce the Texas ratio which stands at 33.06% at September 30, 2011. In addition, we have also seen improvement in several other key areas related to asset quality, including delinquency trends, the number of classified loans and the level of non accrual loan balances."

Selected Financial Ratios

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2011	2010	2011	2010

Performance Ratios:
Net interest margin	3.98%	3.93%	4.05%	3.75%
Average interest rate spread	3.85%	3.77%	3.90%	3.57%
Return on average assets*	0.43%	0.13%	0.38%	0.35%
Return on average equity*	4.01%	1.25%	3.77%	3.40%

* Annualized

	As of
	September 30, 2011	December 31, 2010	September 30, 2010
Asset Quality Ratios:
Non-performing assets to total assets	3.55%	4.37%	4.36%
Non-performing loans to total loans	2.38%	4.13%	3.79%
Allowance for loan losses to non-performing loans	48.54%	42.85%	48.74%
Allowance for loan losses to total loans	1.16%	1.77%	1.85%

"Texas Ratio" (Bank)	33.06%	39.66%	40.64%

Total non-performing loans ($000 omitted)	$3,408	$6,606	$6,250
Total non-performing assets ($000 omitted)	$7,868	$9,424	$9,841

Financial Condition

Total assets of the Company at September 30, 2011 were $221.8 million, an increase of $6.1 million, or 2.8%, from assets of $215.7 million at December 31, 2010. Net loans receivable decreased $15.8 million to $141.3 million at September 30, 2011, due to the continued effect of adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market, a large purchased mortgage loan which paid off during the nine-month period, consumer loan balances that have declined due to normal pay-downs, pay-off of one out-of-state commercial loan participation of approximately $1.3 million and four in-state commercial loan participations totaling almost $3.0 million, and in general, limited originations of loans to be held in the Company's portfolio. Investment securities increased $14.8 million from December 31, 2010 to September 30, 2011 due primarily to the purchase of mortgage-backed and municipal securities as excess liquidity rose and as we received funds from loan pay-offs.

Deposits decreased $2.7 million to $152.8 million at September 30, 2011 from $155.5 million at December 31, 2010. During this period, lower-costing accounts such as savings and checking accounts increased by approximately $3.8 million. Our liquid, or non-traditional, certificate of deposit accounts also increased by $1.2 million during this time period. This was partially offset by decreases of $4.7 million in our traditional certificate of deposit accounts and $3.0 million in our money market accounts as we lowered rates on these products in step with the market. FHLB advances increased $4.0 million to $33.0 million from December 31, 2010 as deposits decreased.

The ratio of total nonperforming assets to total assets was 3.55% at September 30, 2011 compared to 4.37% at December 31, 2010 and 4.36% at September 30, 2010. Non-performing assets decreased by $1.6 million from December 31, 2010 to September 30, 2011. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

Stockholders' equity was $24.6 million at September 30, 2011 compared to $23.2 million at December 31, 2010. The increase was due primarily to net earnings for the nine-month period of $658,000 and an increase of $623,000 in the unrealized gain on available-for-sale investment securities, net of tax. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$ 22,143	10.07%	$ 8,799	4.00%	$ 10,999	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 23,579	17.10%	$ 11,034	8.00%	$ 13,792	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$ 22,143	16.05%	$ 5,517	4.00%	$ 8,275	6.00%
Tangible Capital ( to
tangible assets)	$ 22,143	10.07%	$ 3,300	1.50%	$ 4,400	2.00%

Results of Operations

Interest income decreased to $2.6 million for the three months ended September 30, 2011 from $2.9 million for the year earlier period. Interest income decreased to $7.9 million for the nine months ended September 30, 2011 as compared to $8.7 million for the nine months ended September 30, 2010. The decrease in interest income for the three month period was due to two main factors: a period over period decrease of $6.5 million in the average balance of our interest-earning assets and a decrease of 45 basis points in the yield on interest-earning assets due in large part to lower market interest rates period over period.

Interest expense decreased to $564,000 for the three months ended September 30, 2011 from $851,000 for the three months ended September 30, 2010. Interest expense for the nine months ended September 30, 2011 decreased to $1.8 million from $2.7 million for the nine months ended September 30, 2010. The decrease in interest expense for the three-month period was due in part to a $9.3 million decrease in the average balance of our interest-bearing liabilities and a decrease in our overall cost of funds of 47 basis points period over period. Most notably, our certificates of deposit decreased $6.1 million from the three-month period ended September 30, 2010 to the same period in 2011 and the cost of our certificates of deposit decreased 49 basis points period over period.

In addition, the average balance of our FHLB advances decreased $5.3 million from the three-month period ended September 30, 2010 to the same period in 2011 and the cost of our FHLB advances decreased 81 basis points period over period.

The Company's net interest margin increased to 3.98% for the three-month period ended September 30, 2011 from 3.93% for the same period in 2010. During this time period, the average yield on interest-earning assets decreased 45 basis points to 5.08% from 5.53%. The average cost of funds decreased 53 basis points to 1.23% from 1.76%, due to reductions of 49 basis points on our certificates of deposit, 43 basis points on our Money market and NOW accounts, and 81 basis points on our FHLB advances quarter over quarter. For the nine-month period ended September 30, 2011, the Company's net interest margin increased to 4.05% from 3.75% for the same period in 2010. During this time period, the average yield on interest-earning assets decreased 25 basis points to 5.21% from 5.46%, while the cost of funds decreased 69 basis points to 1.92% from 2.61%.

The provision for loan losses for the three-month period ended September 30, 2011 was income of $67,000, as compared to expense of $353,000 for the prior year period. For the nine-month period ended September 30, 2011, the provision for loan losses was income of $19,000 as compared to expense of $959,000 for the same period ended September 30, 2010. Our provision for loan losses is based on an eight-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. Total net charge-offs for the quarter-ended September 30, 2011 were $470,000 as compared to $1.3 million for the quarter ended September 30, 2009, which rolled-off our required reserve calculation based on our methodology of using the most recent eight-quarter rolling average for each loan pool. That decrease in charge-offs quarter over quarter resulted in lower loss factors which were applied to our various pools of loans (other than our mortgage pool) to establish an adequate reserve. The reserve factor applied to our pool of mortgage loans increased as a result of increased charge-offs in this pool for the quarter ended September 30, 2011. Additionally, loan balances have declined substantially from December 31, 2010 and asset quality metrics have improved. The net of these factors enabled us to reverse provision expense recorded in prior periods. The provision was based on management's review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non-interest income decreased to $469,000 for the three months ended September 30, 2011 from $717,000 for the three months ended September 30, 2010. Non-interest income decreased to $1.3 million for the nine months ended September 30, 2011 from $2.6 million for the nine months ended September 30, 2010. The nine-month results in 2010 reflected a $497,000 gain on sale of investments as a result of a restructuring of the investment portfolio in an effort to reduce credit risk as well as a $200,000 settlement on a lawsuit. Although mortgage banking activities, consisting mostly of homeowner refinances, picked-up in the third quarter of 2011, we experienced a decrease in mortgage banking activities income as compared to both the three- and nine-month periods ended September 30, 2011. During the quarter ended September 30, 2011 we began holding certain 15-year residential mortgages in our portfolio, rather than sell them into the secondary market, in an effort to increase interest income in the coming periods.

Non-interest expenses were $2.3 million for both the three-month periods ended September 30, 2011 and 2010. Non-interest expense decreased to $6.8 million for the nine months ended September 30, 2011 from $7.0 million for the nine months ended September 30, 2010. For both the three- and nine-month periods ended September 30, 2011 we have reduced compensation & benefit, FDIC premium, advertising and occupancy expenses while other expenses have increased due mostly to expenses associated with problem loans and bank-owned properties.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 8,049,998	$ 1,889,999
Overnight deposits with FHLB	49,255	72,658
Total cash and cash equivalents	8,099,253	1,962,657
Securities AFS	50,088,379	35,301,238
Securities HTM	2,485,000	2,520,000
Loans held for sale	616,748	-
Loans receivable, net of allowance for loan losses of $1,654,364 and
$2,831,332 as of September 30, 2011 and December 31, 2010, respectively	141,296,254	157,143,918
Foreclosed real estate and other repossessed assets	4,459,351	2,818,343
Federal Home Loan Bank stock, at cost	3,266,100	3,775,400
Premises and equipment	5,931,999	6,026,793
Accrued interest receivable	1,170,671	1,230,938
Intangible assets	407,968	627,306
Prepaid FDIC premiums	802,780	967,143
Deferred tax asset	330,386	659,194
Other assets	2,840,209	2,700,034
Total assets	$ 221,795,098	$ 215,732,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 152,814,940	$ 155,465,896
Advances from borrowers for taxes and insurance	221,753	130,030
Federal Home Loan Bank Advances	33,000,000	29,000,000
REPO Sweep Accounts	9,417,231	6,172,362
Accrued expenses and other liabilities	1,756,116	1,728,735

Total liabilities	197,210,040	192,497,023

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	31,918	31,918
Additional paid-in capital	23,852,021	23,822,152
Retained earnings	2,896,221	2,238,064
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	(556)	(38,382)
Accumulated other comprehensive income	769,372	146,107
Total stockholders' equity	24,585,058	23,235,941

Total liabilities and stockholders' equity	$ 221,795,098	$ 215,732,964

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$ 2,196,300	$ 2,590,033	$ 6,786,817	$ 7,683,432
Interest and dividends on investments
Taxable	151,190	107,003	380,407	346,409
Tax-exempt	39,735	40,738	120,074	152,005
Interest on mortgage-backed securities	200,442	168,757	583,510	490,603
Total interest income	2,587,667	2,906,531	7,870,808	8,672,449

Interest expense:
Interest on deposits	381,124	560,106	1,226,252	1,799,663
Interest on borrowings	183,030	291,228	523,785	908,467
Total interest expense	564,154	851,334	1,750,037	2,708,130

Net interest income	2,023,513	2,055,197	6,120,771	5,964,319
Provision for loan losses	(67,079)	352,711	(18,959)	958,639
Net interest income after provision for loan losses	2,090,592	1,702,486	6,139,730	5,005,680

Non-interest income:
Service charges and other fees	197,267	206,024	542,986	609,538
Mortgage banking activities	218,671	447,319	637,116	1,010,634
Gain on sale of investments	-	-	-	496,817
Net gain (loss) on sale of premises and equipment,	(802)	-	(544)	9,423
Net gain (loss) on sale real estate owned
and other repossessed assets	(7,680)	(1,147)	(54,368)	43,298
Other	61,846	65,267	186,447	391,603
Total non-interest income	469,302	717,463	1,311,637	2,561,312

Non-interest expense:
Compensation and employee benefits	1,128,911	1,203,326	3,457,099	3,568,567
FDIC Insurance Premiums	54,061	88,820	176,448	277,368
Advertising	30,924	42,320	87,763	98,312
Occupancy	264,703	277,658	802,398	878,471
Amortization of intangible assets	73,113	73,113	219,338	219,338
Service bureau charges	69,383	71,230	224,881	236,926
Professional services	108,471	79,008	329,619	331,210
Other	595,593	512,725	1,495,664	1,363,511
Total non-interest expense	2,325,161	2,348,200	6,793,210	6,973,703

Income before income tax benefit	234,733	71,750	658,157	593,289
Income tax benefit	-	-	-	-

Net Income	$ 234,733	$ 71,750	$ 658,157	$ 593,289

Per share data:				$ -
Net income per share
Basic	$ 0.08	$ 0.02	$ 0.23	$ 0.21
Diluted	$ 0.08	$ 0.02	$ 0.23	$ 0.21
Weighted average number of shares outstanding
Basic and diluted	2,884,049	2,884,249	2,884,049	2,884,049
Dividends per common share	$ -	$ -	$ -	$ -

CONTACT: Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041